EXHIBIT 16
                           MARIETTA CORPORATION
                           37 Huntington Street
                         Cortland, New York  13045
June 29, 1995

Mark Brodsky, Esq.
Dickstein Partners Inc.
9 West 57th Street
New York, New York  10019

Dear Mr. Brodsky:

This will confirm that on June 27, 1995, Marietta's Board of Directors held a meeting at which it was unanimously resolved to reschedule the date of the annual shareholders meeting from July 14, 1995 to August 31, 1995, with a new record date of July 28, 1995, subject to and conditioned on the Supreme Court's re-opening the Order and Judgment in Dickstein & Co., L.P. v. Marietta Corporation, et al., Index No. 31571 (N.Y. Sup. Ct. Cortland Co.), entered on May 5, 1995 to permit such a change.
In consideration of the agreement of Dickstein & Co., L.P. and Dickstein International Limited ("Dickstein") not to object to or oppose the vacatur of the Judgment and Order, Marietta agrees that it will not further adjourn the date of the annual shareholders meeting beyond August 31, 1995 without Dickstein's consent.

Please indicate your agreement by signing as indicated below.

Very truly yours,

Stephen D. Tannen
President and Chief Executive Officer

AGREED AND ACCEPTED:
DICKSTEIN & CO., L.P.
DICKSTEIN INTERNATIONAL LIMITED
DICKSTEIN PARTNERS INC.


By______/s/____________________
  Mark Brodsky*

*For Dickstein Partners Inc., agent of Dickstein International and for Dickstein Partners, L.P., general partner of Dickstein &
Co.
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